CONTACT AT ARBIOS:
Shawn Cain, Interim President and CEO, 1-626-356-3105
Scott Hayashi, Interim CFO, 1-626-356-3105

FOR IMMEDIATE RELEASE

ARBIOS SELLS HEPATASSIST BIOARTIFICIAL LIVER SYSTEM TO HEPALIFE TECHNOLOGIES, INC.

PASADENA, CA. – October 7, 2008 — Arbios Systems, Inc. (OTC: ABOS) today announced that it has sold all its rights and interest in its bioartificial liver system, HepatAssist, to HepaLife Technologies, Inc. (OTCBB: HPLF), a Boston-based biotechnology company developing proprietary cell-based medical technologies to improve, protect and save lives, addressing prevalent human health concerns.

The terms of the deal included $450,000 in cash and a five year warrant to purchase 750,000 shares of HepaLife’s common stock. Arbios has received $250,000 at the closing and will receive an additional $200,000 on the earlier to occur of; i) the date on which HepaLife, in the aggregate, raises $4 million of gross proceeds from debt or equity financings, or ii) the 18-month anniversary of the closing of this transaction.

“The cash proceeds received upon the closing of this transaction will be used to continue our efforts to obtain financing or a strategic partnership for SEPET, our liver assist device, and/or another transaction that will maximize value for our shareholders,” commented Shawn Cain, Interim President and CEO. “We will be continuing our efforts by reaching out to potential additional interested parties, however, there can be no assurances that we will generate any offers, and if offers are obtained, that they will be deemed acceptable by the Company and its shareholders.”

The Company has also entered into a three month consulting agreement with Shawn Cain, pursuant to which Mr. Cain will seek to identify and engage prospective purchasers, licensors and investors and negotiate the terms of any potential transactions.

200 E. Del Mar Blvd, Suite 320 Pasadena, CA 91105
Tel: 1-626-356-3105 ● Fax: 1-626-356-3107
www.arbios.com

About Arbios’ SEPET™ Liver Assist Device
The SEPET™ Liver Assist Device is an extracorporeal (outside the body) liver assist device for blood purification of patients suffering from cirrhosis due to chronic liver disease and who are hospitalized with acute complications due to worsening liver dysfunction and portal hypertension. The SEPET™ device is a sterile, disposable cartridge containing microporous hollow fibers with proprietary permeability characteristics. When a patient's blood is passed through these fibers, blood plasma components of specific molecular weights are expressed through the micropores, thereby cleansing the blood of harmful impurities (e.g., hepatic failure toxins as well as various mediators of inflammation and inhibitors of liver regeneration). These substances would otherwise progressively accumulate in the patient's bloodstream during liver failure, causing hypotension, increasing risk of sepsis development and accelerating damage to the liver, lungs and other organs, including the brain and kidneys, and suppressing the function and regeneration of the liver. SEPET™ is designed for use with standard blood dialysis systems available in hospital intensive care units.

According to the American Liver Foundation, liver disease is among the top seven causes of death in adults in the United States between the ages of 25 – 64. In fact, one out of every 10 Americans has some form of liver disease. There is currently no satisfactory therapy available to treat patients in liver failure, other than maintenance and monitoring of vital functions and keeping patients stable through provision of intravenous fluids and blood products, administration of antibiotics and support of vital functions, such as respiration.

About Arbios Systems

Arbios Systems, Inc. is developing proprietary medical devices to enhance the survival of millions of patients each year who experience, or are at risk for, life-threatening episodes of liver failure. Arbios’ SEPET™ Liver Assist Device is a novel blood purification therapy that provides enhanced "liver dialysis". For more information on the Company, please visit http://www.arbios.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s ability to attract future financing, to enter into strategic partnerships, to dispose of its remaining assets, or to further develop its SEPET product and technology. These statements represent the current goals and judgment of Arbios' management as of this date and are subject to risks and uncertainties that could adversely affect the Company or its abilities to achieve its goals. Arbios cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements. Please refer to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, and to our subsequent Quarterly Reports on Form 10-Q, for a description of risks that may affect our results or business conditions. The Company does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events except as required by law. SEPET™ is a trademark of Arbios Systems, Inc.

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200 E. Del Mar Blvd, Suite 320 Pasadena, CA 91105
Tel: 1-626-356-3105 ● Fax: 1-626-356-3107
www.arbios.com